As filed with the Securities and Exchange Commission on January 15, 2014

Registration No. 333-160463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

POST-EFFECTIVE AMENDMENT NO. 14 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Alan F. Feldman

Chief Executive Officer

Resource Real Estate Opportunity REIT, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof other than those securities registered under the registrant’s distribution reinvestment plan.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

This Amendment No. 1 to Post-Effective Amendment No. 14 to the Registration Statement on Form S-11 (Registration No. 333-160463) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Explanatory note: On December 26, 2013, the issuer filed Post-Effective Amendment No. 14 to the Registration Statement on Form S-11 (Registration No. 333-160463) to de-register 12,532,546 unsold shares in the primary offering. Subsequent to this filing, the issuer determined that only 12,514,498 shares remained unsold after the termination of the primary offering on December 13, 2013. Consequently, this Amendment No. 1 to Post-Effective Amendment No. 14 is being filed to correct this error and to de-register 12,514,498 unsold shares in the primary offering. This Amendment No. 1 to Post-Effective Amendment No. 14 supersedes and replaces Post-Effective Amendment No. 14 in its entirety.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Resource Real Estate Opportunity REIT, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-160463) declared effective June 16, 2010 (the “Registration Statement”), the Company is filing this Amendment No. 1 to Post-Effective Amendment No. 14 to the Registration Statement to deregister 12,514,498 unsold primary offering shares of its common stock. Pursuant to this Registration Statement, the Company registered 75,000,000 shares of common stock for its primary offering and 7,500,000 shares of common stock for its distribution reinvestment plan offering. By filing this Amendment No. 1 to Post-Effective Amendment No. 14 to the Registration Statement, the Company hereby terminates the primary offering of shares on this Registration Statement. This Amendment No. 1 to Post-Effective Amendment No. 14 supersedes and replaces Post-Effective Amendment No. 14, filed December 26, 2013, in its entirety. From time to time, the Company continues to offer the distribution reinvestment plan shares registered on this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 15th day of January, 2014.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

By:	/s/ Alan F. Feldman
Alan F. Feldman Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

* Jonathan Z. Cohen		Chairman of the Board	January 15, 2014

/s/ Alan F. Feldman Alan F. Feldman		Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2014

* Steven R. Saltzman		Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 15, 2014

* Gary Lichtenstein		Director	January 15, 2014

* Lee F. Shlifer		Director	January 15, 2014

* Thomas J. Ikeler		Director	January 15, 2014

* By:	/s/ Alan F. Feldman Alan F. Feldman Attorney-in-Fact		January 15, 2014